Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Radiant Strategies Corp

(Exact Name of Registrant as Specified in its Charter)

Calculation of Registration Fee
Title of Class	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Common Stock (1)(2)	8,000,000 Shares	$0.01	$80,000	0.0001531	$12.25

(1)	The shares are being registered for sale for cash by the registrant on best efforts, no minimum basis.
(2)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(a), calculated using the Commission’s Registration Fee Estimator at https://www.sec.gov/ofm/registration-fee-estimator.html.